Exhibit 10.8

EXECUTION COPY

2011 INTERNATIONAL SALES AGENCY AGREEMENT

This 2011 INTERNATIONAL SALES AGENCY AGREEMENT (this “Agreement”) is entered into as of December 20, 2010 by and between Univision Communications Inc. (“Univision”) and Televisa, S.A. de C.V. (“Televisa”), and shall be effective as of January 1, 2011. Capitalized terms used but not defined herein shall have the meanings set forth on Annex 1 attached hereto.

WHEREAS, Univision desires to engage Televisa to act as the exclusive sales agent for the sale or license of certain rights owned or controlled by Univision in and to Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, to the extent that Univision elects in its sole discretion as set forth herein to make such Audiovisual Content available to existing or potential Territorial Licensees for distribution in the Sales Agency Territory at any time during the Sales Agency Term, and Televisa desires to accept such engagement, pursuant to and in accordance with the terms, conditions, exceptions and exclusions contained herein.

WHEREAS, Venevision International Corporation (currently known as Venevision International, LLC, “Venevision”) previously entered into (i) that certain Second Amended and Restated Program License Agreement, dated as of December 19, 2001, with Univision to license certain television programming for television Broadcast in the United States of America, including all territories and possessions thereof including Puerto Rico (as the same may have been, and may hereafter be, amended, the “Venevision PLA”); and (ii) that certain agreement between Univision and Venevision regarding U.S.-Based Productions, Mutual General Releases and Other Matters (each as defined therein), dated as of May 18, 2010 (together with the Venevision PLA, the “Venevision Agreements”), and nothing herein is intended to, or does, alter or limit any rights or obligations of Venevision or Univision (as between Venevision and Univision only) under either of the Venevision Agreements.

WHEREAS, Univision, Televisa and Venevision previously entered into that certain International Program Rights Agreement, dated as of December 19, 2001 (as the same may have been, and may hereafter be, amended, the “IPRA”), and nothing herein is intended to, or does, alter or limit any rights or obligations of Televisa, Venevision or Univision under the IPRA (including with respect to any IPRA Programs).

WHEREAS, Televisa and Venevision previously entered into that certain Grandfathered Programs Distribution Agreement, dated as of June 1, 2006, effective as of June 1, 2005 (as the same may have been, and may hereafter be, amended, the “GPDA”), and nothing herein is intended to, or does, alter or limit any rights or obligations of Televisa or Venevision under the GPDA.

WHEREAS, Univision and Televisa (or the applicable Affiliate thereof) are entering into, concurrently herewith, the following agreements, among others: (i) that certain 2011 Program License Agreement, dated concurrently herewith, between Univision and Televisa, S.A. de C.V. (the “2011 PLA”); (ii) that certain Mexico License Agreement, dated concurrently herewith, between Univision and Videoserpel, LTD (an Affiliate of Televisa) (the “2011 MLA”); (iii) that certain Amendment to the IPRA, dated concurrently herewith, between Univision and Televisa (the “IPRA Amendment”); (iv) that certain Investment Agreement between

Broadcasting Media Partners, Inc., BMPI Services II, LLC, Univision, Televisa and Televisa Pay-TV Venture, Inc. (the “Investment Agreement”); and (v) that certain Mutual Release and Settlement Agreement, dated concurrently herewith, among Televisa, Televisa, S.A. de C.V., Univision, Telefutura Network and Broadcasting Media Partners, Inc.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement. Pursuant to the terms and conditions and subject to the exceptions and exclusions contained herein, Univision hereby engages Televisa, on an independent contractor basis, to act as its exclusive sales agent for the sale or license of Univision Content in the Specified Media in the Sales Agency Territory at any time during the Sales Agency Term, in each case, solely to the extent that Univision elects, in its sole discretion, as set forth in Section 2 hereof to make such Univision Content available to existing or potential Territorial Licensees for distribution in the Sales Agency Territory during the Sales Agency Term, and subject at all times to Section 7 and the other terms and conditions hereof.

2. Univision Content.

a. Specified Univision Content.

i. In furtherance of Televisa’s engagement under Section 1, Univision may, from time to time (in such frequency as Univision may determine in its sole discretion), deliver to Televisa a notice (an “Activation Notice”) setting forth those particular items of Univision Content that it desires to make available to existing or potential Territorial Licensees for distribution in the Sales Agency Territory at any time during the Sales Agency Term. In addition, Univision shall specify in each Activation Notice, on an item-by-item basis, (A) the particular Specified Media, (B) portion of the Sales Agency Territory, (C) portion of the Sales Agency Term that it desires to make available to such Territorial Licensees in connection with the Univision Content, and (D) any related limitations or restrictions with respect to the foregoing, including whether such rights are exclusive or non-exclusive (collectively, the “Specified Rights”). The Univision Content specified in such notice (and in any approved Requested Activation Notice as set forth in Section 2.a.ii) shall be referred to herein as the “Specified Univision Content”. Upon receipt of such an Activation Notice, Televisa shall, at all times pursuant to the terms and conditions and subject to the exceptions and exclusions contained herein (including, without limitation, under Sections 2.b and 7), render the Sales Agency Services with respect to the Specified Univision Content specified therein.

ii. In furtherance of Televisa’s engagement under Section 1, Televisa may, from time to time, deliver to Univision a notice setting forth those particular items of Univision Content that it desires to make available to existing or potential Territorial Licensees for distribution in the Sales Agency Territory at any time during the Sales Agency Term (a “Requested Activation Notice”). Televisa may specify in each Requested Activation Notice (or may in consultation with Univision subsequently determine) the applicable Specified Rights that it is requesting to be made available (the “Requested Specified Rights”). The Univision Content specified in such notice shall be referred to herein as the “Requested Univision Content.” Upon receipt of a Requested Activation Notice, Univision shall determine in good faith (in consultation with Televisa as appropriate) whether to make any such Requested Univision Content and any such Requested Specified Rights available to existing or potential Territorial Licensees for distribution in the requested portion of the Sales Agency Territory during the requested portion of the Sales Agency Term hereunder, and to deem such Requested Univision Content to be Specified Univision Content. With respect to any such Univision Content and Specified Rights that Univision so elects to make available, the Requested Activation Notice, the Requested Specified Rights, and the Requested Univision Content related to such approved Univision Content and approved Specified Rights shall be deemed for all purposes under this Agreement to constitute respectively an Activation Notice, Specified Rights and Specified Univision Content, as set forth in Section 2.a.

b. Withdrawal of Specified Univision Content. Univision may withdraw or modify, on a case by case basis, any Specified Rights in the Specified Univision Content that has been made available in accordance with Section 2.a, and is not then subject to one or more License Agreements, at any time in its reasonable discretion, by delivering a written notice of withdrawal or modification to Televisa (the “Revision Notice”). Upon receipt of such Revision Notice, Televisa shall as promptly as practicable cease rendering any further Sales Agency Services with respect to the Specified Rights in the Specified Univision Content to the extent specified in the Revision Notice. Notwithstanding the delivery of any Revision Notice, Univision shall not (and shall cause its Affiliates not to) directly or indirectly exploit or make available to third parties any Specified Rights in and to any Specified Univision Content that is the subject of a Revision Notice in the portions of the Sales Agency Territory during the portion of the Sales Agency Term specified for such Specified Univision Content in the applicable Activation Notice, other than (i) through Televisa hereunder; or (ii) unless the applicable Activation Notice specified that the Specified Rights were to be exclusive, pursuant and subject to Section 7.

c. No Other Univision Content. Televisa shall not be permitted hereunder to distribute, sell, lease or license any rights in or to Univision Content other than Specified Rights in and to Specified Univision Content in the Sales Agency Territory. For the avoidance of doubt, the Specified Univision Content shall in no event include (i) any Grandfathered Programs for the Venevision Territory; or (ii) any Excluded IPRA Programs, in each case, until the Venevision Rights Termination Date.

3. Sales Agency Territory. The “Sales Agency Territory” as used herein shall mean the world, excluding only (a) the United States of America, including all territories and possessions thereof including Puerto Rico; (b) the United Mexican States, including all territories and possessions thereof; (c) until the Venevision Rights Termination Date, Venezuela; and (d) solely with respect to Grandfathered Programs until the Venevision Rights Termination Date, the Venevision Territory. The parties understand and agree that clause (c) and (d) of the foregoing sentence is in no way intended to, nor shall in any way, affect Venevision’s rights under the IPRA.

4. Sales Agency Term. The “Sales Agency Term” shall commence on the date hereof and shall, subject to the terms and conditions hereunder (including under Sections 19 and 20), continue through and include the final day of the MLA Term (as such MLA Term may be terminated early or extended in accordance with the terms and conditions thereof).

5. Sales Agency Services. Televisa shall, during the Sales Agency Term, perform, on behalf of Univision, all services reasonably necessary or customary, consistent with then-applicable industry standards to fulfill its obligations herein (collectively, the “Sales Agency Services”); provided that no Sales Agency Services shall be rendered for (a) any Grandfathered Programs for the Venevision Territory or any Excluded IPRA Programs, in each case, until the Venevision Rights Termination Date or (b) within the United States of America or the United Mexican States. The Sales Agency Services shall include, without limitation, the following:

a. Consultation. Consulting with Univision and advising Univision with respect to the distribution or other exploitation of the Specified Univision Content in the applicable Sales Agency Territory during the Sales Agency Term;

b. Solicitation and Negotiation of License Agreements. Using commercially reasonable efforts to solicit and negotiate License Agreements in accordance with Section 6 (it being understood that any Sales Agency Expenses with respect thereto shall, subject to the Cap, be reimbursed to Televisa pursuant to, and in accordance with, Section 9);

c. Preparation, Submission and Execution of License Agreements. Preparing all License Agreements (including drafting and review and analysis thereof), submitting to Univision those License Agreements that require Univision’s approval pursuant to Section 6, and executing License Agreements, as agent for Univision, in accordance with Section 6;

d. Administration / Servicing of License Agreements. Managing, overseeing, implementing and otherwise administering and fulfilling all obligations of Televisa under all License Agreements executed by Televisa as set forth in the following sentence. Such servicing shall include, among other things and subject to receipt of Univision’s reasonably necessary cooperation with respect thereto, delivery of the applicable Specified Univision Content to the applicable Territorial Licensees (including providing notices of availability of elements thereto), general oversight of the activities of each Territorial Licensee relating to the applicable Specified Univision Content, supervision of the collection of all monies due under License Agreements and using all reasonable efforts to receive prompt and accurate accounting, payments and reporting under License Agreements. For the avoidance of doubt, it is understood and agreed that in no event, notwithstanding any provision to the contrary herein, shall Televisa (i) be liable or responsible for any amounts due by Territorial Licensee or (ii) have any obligation pursuant to this Agreement or any License Agreement to request or obtain, or assist Univision in requesting or obtaining, tax receipts, tax returns or other documentation evidencing the payment by any Territorial Licensee of taxes required to be deducted or withheld by such Territorial Licensee from payments to Univision pursuant to any License Agreement; provided, that Televisa agrees to inform Univision of the appropriate persons (if known) at the applicable Territorial Licensees in connection with Univision’s attempt (if any) to obtain such documentation. Notwithstanding the foregoing, if Univision expressly requests in writing that Televisa attempt to obtain any such documentation on behalf of Univision for a given License Agreement (or for License Agreements generally), then Univision agrees to include in Gross Receipts the applicable deducted or withheld amounts under such License Agreement (or License Agreements generally) to the extent (A) Univision receives an original or certified copy of a receipt evidencing payment of such deducted or withheld amounts, or other evidence of payment reasonably requested by Univision, or (B) Univision obtains a refund or credit of the applicable tax;

e. Sales Efforts. Having a booth and maintaining an appropriate presence at a reasonable number of major trade events which are typically attended by international distributors (such as NATPE and MIPCOM);

f. Reporting. Preparing and delivering to Univision (i) annual reports setting forth Televisa’s sales projections and targets for the immediately subsequent year based on the Specified Univision Content with respect thereto; (ii) quarterly sales reports reflecting target versus actual results, ratings, traffic and user data (as applicable and to the extent available), detailed financial results with respect to each item of Specified Univision Content and other information reasonably requested by Univision for the applicable Specified Rights with respect to the applicable Specified Univision Content; and (iii) any other reporting reasonably requested from time to time by Univision, in each case, which reports shall be in a format reasonably acceptable to Univision; and

g. Enforcement. Enforce, at Univision’s sole cost and expense (and Univision shall promptly reimburse Televisa for all costs and expenses it and its Affiliates incur in connection with such enforcement that have been approved by Univision, upon provision to Univision of appropriate documentation evidencing such costs and expenses), rights and remedies (including, without limitation, termination rights) against Territorial Licensees under License Agreements at the written request and approval of Univision (it being understood and agreed that Univision shall at all times have an independent right to enforce any such rights or remedies); provided, for the avoidance of doubt, that Televisa shall have no obligation to incur any costs or expenses under this Section 5(g), until such time as Univision has approved the incurrence thereof by Televisa.

6. License Agreements.

a. Execution of License Agreements. Subject to Sections 6.b, 6.c and 6.d and 6.e, Televisa shall be permitted to execute, on behalf of Univision (as Univision’s agent), License Agreements only with existing or potential Territorial Licensees and only with respect to Specified Rights in and to Specified Univision Content, as contained in an Activation Notice. Promptly upon execution of any License Agreement in accordance with this Section 6, Televisa shall provide to Univision a fully-executed copy of such License Agreement.

b. License Agreements Requiring No Univision Approval. In connection with the first transaction involving Specified Rights in and to Univision Specified Content, the parties shall cooperate in good faith to develop a form of standard terms and conditions, and to attach such form to this Agreement (the “Approved Form”). Once an Approved Form has been finalized, then subject to Sections 6.c and 6.d, Televisa shall be permitted to execute License Agreements involving Specified Rights in and to Univision Specified Content consistent with the Approved Form without the approval of Univision.

c. License Agreements Requiring Univision Approval. Without the express prior written approval of Univision (in Univision’s sole discretion), Televisa shall not execute any License Agreements that contain the following specifications (collectively, the “Specifications”):

i. License Agreements that deviate in any material respect from the Approved Form;

ii. License Agreements that provide for a term that is (A) more than three (3) years; or (B) beyond the Sales Agency Term;

iii. License Agreements that provide for consideration to Univision in excess of $250,000;

iv. License Agreements that provide for anything other than one hundred percent (100%) cash consideration in exchange for the license of the applicable Specified Univision Content;

v. License Agreements that package Specified Univision Content with Audiovisual Content owned or controlled by Televisa or its Affiliates or any third party (“Packaged Arrangements”), subject to Section 6(d) below;

vi. License Agreements that allow the applicable Territorial Licensee to Broadcast Specified Univision Content as part of a Univision-branded channel, network, block or other packaged programming offering;

vii. License Agreements that provide for a flat sale (i.e., a sale of all or substantially all of the applicable Specified Rights for a fixed sum); and/or

viii. Unless otherwise pre-approved by Univision in writing, License Agreements executed after the delivery of a termination notice under Section 19.

d. Special Rules Regarding Packaged Arrangements. The following additional rules shall apply regarding approval and servicing of Packaged Arrangements:

i. Approval Time Period. Televisa and Univision shall use all reasonable efforts to agree as soon as practicable after the date hereof and in any case within 90 days after the date hereof on the general terms and conditions of the Packaged Arrangements (the “Agreed Packaged Arrangement Terms”). At such time as the Agreed Packaged Arrangement Terms have been finalized, then subject to the other provisions of Section 6.c, Televisa shall be permitted to execute License Agreements involving Specified Rights in and to Univision Specified Content packaged with Televisa Audiovisual Content solely if such License Agreements contain in all material respects (and in any case, in all respects regarding Univision’s economics or the scope of Univision’s rights offered under such Agreed Packaged Arrangement Terms) such Agreed Packaged Arrangement Terms. Notwithstanding the foregoing, with respect to any Packaged Arrangement that Televisa proposes to enter into on behalf of Univision that deviates from the Agreed Packaged Arrangements Terms in any material respect (and in any case, in respect of Univision’s economics or the scope of Univision’s rights offered under such Agreed Packaged Arrangement Terms), Televisa shall provide to Univision a written notice detailing the proposed deviations from the Agreed Packaged Arrangement Terms, and Univision shall have the right to approve such proposed Packaged Arrangement in its sole discretion. If Univision does not respond to Televisa within ten (10) Business Days of receipt of written notice of the proposed terms and conditions of such Packaged Arrangement, Univision shall be deemed to have approved such Packaged Arrangement on such notified terms and Televisa shall be authorized to execute such Packaged Arrangement on behalf of Univision.

ii. Alternative Collection Arrangements. Notwithstanding Section 10, on a case by case basis, with respect to one or more Packaged Arrangements, the parties may mutually agree in writing for Gross Receipts with respect to such Packaged Arrangements to be directed to Televisa (as opposed to Univision) to take advantage of applicable cost or other efficiencies (for the avoidance of doubt, it being understood that such alternative collection arrangements shall not reduce or otherwise impact the amount of the Sales Agency Fee or any expense reimbursements that Televisa is entitled to receive hereunder, unless the parties mutually agree in writing to utilize a collection agent or other third party, in which case, the payment of any fees or reimbursement of any expenses to such third parties shall be allocated in a manner agreed by the parties). In such event, the parties shall negotiate in good faith appropriate additional terms and conditions regarding the timely payment and security of such Gross Receipts (e.g., collection account, security interest, late payment interest, etc.).

iii. Allocations. Notwithstanding anything to the contrary contained herein, with respect to any Packaged Arrangement, the parties shall negotiate in good faith any allocations of gross receipts or other consideration under such Packaged Arrangement (as between Specified Univision Content and Televisa Audiovisual Content).

e. Amendments, Modifications, Extensions, Waivers. Without Univision’s prior written consent, Televisa shall not execute, or otherwise agree to, any amendments, modifications, extensions and/or waivers to any existing License Agreement that would cause such License Agreement to deviate in any material respect (and in any case, in respect of Univision’s economics or the scope of Univision’s rights offered under such License Agreements) from the Approved Form or otherwise not to comply with the Specifications under Section 6.c (other than any deviations from the Approved Form or inclusion of Specifications previously approved by Univision in accordance with Section 6).

f. General Restrictions. For the avoidance of doubt, and without limiting anything contained in this Section 6, Televisa shall not enter into any License Agreement (i) that would violate, inhibit, or otherwise affect Univision’s rights set forth in Section 7 (unless otherwise expressly agreed in writing by Univision); (ii) unless and until the applicable items of Specified Univision Content covered by such License Agreement are included by Univision on an Activation Notice; (iii) that would violate third party limitations or restrictions set forth in the applicable Activation Notice; or (iv) that includes any rights of Univision other than rights to the Specified Univision Content.

7. Rights of Univision. Except as set forth in this Section 7, Univision shall not (and shall cause its Affiliates not to) exploit, directly or indirectly (and whether through licensees, sub-licensees, other third parties or otherwise), any rights in and to Univision Content in the Sales Agency Territory during the Sales Agency Term in the Specified Media except by making such Univision Content available to Televisa for the sale or license to Territorial Licensees hereunder.

a. Direct Exploitation by Univision. Univision and its controlled Affiliates may, in their sole discretion and without any obligation to Televisa hereunder, at any time in the Sales Agency Territory during the Sales Agency Term, directly Broadcast any Univision Content in the Specified Media on, or through, Linear Television Channels and other platforms owned or controlled by Univision or its controlled Affiliates (e.g., Univision non-geoblocked websites,

Univision pan-regional or territorial channels, etc.), unless such rights to Univision Content have been otherwise previously specified as Specified Rights in an Activation Notice and not withdrawn pursuant to Section 2(b). For the avoidance of doubt, the foregoing shall not permit Univision or any controlled Affiliate to license or sublicense any rights to Univision Content in the Specified Media in the Sales Agency Territory during the Sales Agency Term to unaffiliated third parties (excluding, for the avoidance of doubt, MVPDs).

If Univision desires to distribute a Linear Television Channel owned or controlled by Univision or its controlled Affiliates during the Sales Agency Term in any portion of the Sales Agency Territory in which Televisa is then distributing other Linear Television Channels, Univision shall consult with Televisa regarding the distribution of such Linear Television Channel on behalf of Univision; provided, that neither Univision nor Televisa shall have any obligation at any time to conclude any such arrangement.

b. Non-Exclusive Worldwide Arrangements. Univision and its controlled Affiliates may enter into bona fide agreements to permit one or more unaffiliated third parties, on a non-exclusive basis with no right for such third parties to further license or sub-license, to directly exploit (i.e., itself or by means of affiliates, with no right for such third parties to further license or sublicense) any Univision Content (including any Specified Univision Content) on a worldwide (other than the United Mexican States) basis, including the United States and the Sales Agency Territory (other than with respect to any Specified Rights to any Specified Univision Content which have been previously specified in an Activation Notice that has not been withdrawn pursuant to Section 2.b); provided that, such third-party agreements are a necessary component of an overall arrangement featuring the United States as the primary territory for exploitation in which the majority of the revenue from such arrangement are reasonably anticipated to derive from the United States (e.g., a worldwide (other than the United Mexican States) arrangement with Warner Bros. for the distribution of a theatrical motion picture or a global arrangement with a consumer electronics manufacturer for interactive television sets, etc.) (such a third-party direct exploitation agreement that is compliant with this Section 7.b., a “Non-Exclusive Worldwide Arrangement”). Subject to Section 6, Televisa shall be authorized to make available, for distribution in the Sales Agency Territory during the Sales Agency Term by existing or potential Territorial Licensees, and render Sales Agency Services with respect to, any rights to Univision Content that may be exploited by third parties under a Non-Exclusive Worldwide Arrangement as if such rights to Univision Content had been included in an Activation Notice delivered by Univision (it being understood that any such rights to such Univision Content may not be withdrawn by Univision under Section 2.b until such Non- Exclusive Worldwide Arrangement terminates or expires, without renewal or extension);

c. Exclusive Worldwide Arrangements. Univision may also enter into exclusive bona fide agreements if such agreements would constitute Non-Exclusive Worldwide Arrangements (but for the fact that they are exclusive and without regard to the United States generating the majority of anticipated revenue); provided, that such exclusive agreements shall be either (i) subject to Televisa’s prior written approval, or (ii) subject to the payment to Televisa of its sales agency fee equal to 20% of the gross receipts derived from such agreements (i.e. all amounts actually received by Univision and its Affiliates from the applicable third parties pursuant to such agreements that are not actually returned pursuant to the terms of the applicable agreements) with respect to the Sales Agency Territory, with all allocations with respect to the Sales Agency Territory to be made on a good faith basis; and

d. Other. Univision shall (reasonably promptly after entering into any such arrangement or agreement under Section 7(b) or Section 7(c)) inform Televisa of (and keep Televisa reasonably apprised with respect to) any such third-party arrangements or agreements permitted under this Section 7. In addition, from time to time Televisa may request from Univision reasonable information regarding exploitation pursuant to Section 7(a) of Univision Content by Univision within the Sales Agency Territory during the Sales Agency Term, and Univision shall respond to such requests in good faith.

8. Sales Agency Fee. Televisa shall be paid by Univision a fee in an amount equal to twenty percent (20%) of Gross Receipts (the “Sales Agency Fee”). For the avoidance of doubt, Televisa shall not be entitled to a Sales Agency Fee for any amounts derived from (i) the direct exploitation of any Univision Content (including any Specified Univision Content) by Univision or its controlled Affiliates in the Sales Agency Territory during the Sales Agency Term in accordance with Section 7(a) hereof or (ii) third parties pursuant and with respect to Non-Exclusive Worldwide Arrangements conducted in the Sales Agency Territory in the Sales Agency Term in accordance with Section 7(b) hereof.

9. Sales Agency Expenses. In addition to the obligations set forth in Section 5(g) and Section 8, Univision shall reimburse Televisa for all Sales Agency Expenses, but such reimbursement for Sales Agency Expenses shall not exceed (unless otherwise authorized in writing by Univision) five percent (5%) of Gross Receipts, measured on a continuous and cumulative basis (the “Cap”). For purposes hereof, “Sales Agency Expenses” shall mean all actual, direct, out-of-pocket, third party, auditable expenses actually paid by Televisa in connection with its performance of the Sales Agency Services in accordance with this Agreement and internal overhead and personnel costs reasonably allocated to the performance of the Sales Agency Services in accordance with this Agreement. The Sales Agency Expenses shall not include expenses relating to Televisa’s attendance or participation at industry trade shows (e.g., NATPE, MIPCOM), which expenses shall be borne exclusively by Televisa and not reimbursed by Univision. Subject to the Cap, Televisa shall be entitled to recoup its Sales Agency Expenses out of Gross Receipts; provided, that Televisa shall provide to Univision appropriate documentation evidencing the expense and payment by Televisa of any such Sales Agency Expenses.

10. Ownership; Payment Direction of Gross Receipts. Televisa expressly acknowledges that this Agreement does not and will not grant to Televisa any right, title or interest of any kind or character whatsoever in or to any of the Univision Content (including any Specified Univision Content) or any ownership rights in or to the Gross Receipts with respect thereto; and that the same shall be and remain Univision’s sole and exclusive property, to be distributed, if at all, pursuant to the terms and conditions of this Agreement. Subject to Section 6.d.ii and except as otherwise agreed by the parties, each License Agreement shall specify that all license fees and other amounts payable by the applicable Territorial Licensee shall be paid by such Territorial Licensee directly to Univision to an account designated by Univision in writing. Notwithstanding such payment directions, except as otherwise agreed by the parties (including pursuant to Section 6.d.ii), in the event that any Gross Receipts are received by Televisa or its Affiliates, Televisa shall remit all such Gross Receipts to Univision as promptly as reasonably practicable but in no event later than five (5) Business Days after Televisa or any of its Affiliates has actual knowledge that it is in receipt thereof. Without limiting the foregoing, if Univision notifies Televisa in writing that it believes in good faith that any Gross Receipts have been paid to Televisa or its Affiliates in error, Televisa agrees to investigate the matter to determine whether any such Gross Receipts have actually been received by Televisa and, after due inquiry, Televisa agrees to notify Univision of the results of such investigation (and if any Gross Receipts were received in error, to remit such Gross Receipts to Univision within five (5) Business Days of actual knowledge thereof). For the avoidance of doubt, all compensation payable to Televisa with respect to the Specified Rights in and to the Specified Univision Content shall be payable only as provided hereunder.

11. Withholding. Univision may deduct and withhold from any payment to or for the account of Televisa pursuant to this Agreement, such amounts as it in good faith determines it is required to withhold with respect to such payment under applicable tax laws, and shall promptly remit such amounts to the appropriate taxing authority. Within thirty (30) days of any such remittance, Univision shall furnish to Televisa the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably requested by Televisa. Televisa shall deliver to Univision a duly completed IRS Form W-8BEN (or successor form thereto) claiming complete exemption from, or a reduced rate of, United States withholding tax on payments made by or on behalf of Univision pursuant to this Agreement, and shall update such form as required by law or reasonably requested by Univision. For so long as Televisa has complied with its obligation pursuant to the preceding sentence, any U.S. federal withholding tax required to be made by Univision with respect to payments made pursuant to this Agreement shall be made at a rate not exceeding the rate required by law giving effect to the IRS Form W-8BEN (or successor form) delivered by Televisa to Univision. Univision shall cooperate in any reasonable manner requested by Televisa to minimize Univision’s withholding tax liability.

12. Delivery. To facilitate and enable Televisa’s performance of the Sales Agency Services, Univision shall deliver to Televisa materials (including appropriate sales, distribution and marketing materials) with respect to the Specified Univision Content as may be agreed by the parties from time to time in writing (and in such time-frames as may also be agreed in writing) and shall otherwise reasonably cooperate with Televisa, as reasonably requested by Televisa, in connection with the performance of the Sales Agency Services.

13. Statements; Payments. Univision shall account to Televisa on a quarterly basis (forty-five (45) days following the end of each calendar quarter), by sending Televisa an accounting statement showing the Gross Receipts received by Univision since the last accounting statement delivered by Univision to Televisa pursuant to this section, accompanied by remittance in cash to an account designated in writing from time to time by Televisa of any amounts due Televisa as specified herein and therein, including any Sales Agency Fee and Sales Agency Expenses (subject at all times to the Cap and, if requested by Univision, prior receipt of appropriate documentation therefor) payable to Televisa. Sales Agency Fees and Sales Agency Expenses not timely paid within each such quarterly period shall be subject to late charges, calculated at an interest rate per annum equal to the Prime Rate (as defined below) plus 2% (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment. The “Prime Rate” shall be defined as the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

14. Audit Rights. Each party (the “auditing party”) shall have the right, at its own expense (subject to the final sentence of this section and the provisos thereof), to engage an outside reputable certified public accountant reasonably acceptable to the other party, to audit the books and records of the other party (the “audited party”) pertaining to Televisa’s Sales Agency Services with respect to any Specified Univision Content, to the Gross Receipts received by Univision, and to other matters directly related to the services called for by and the payment provisions of this Agreement during regular business hours upon thirty (30) business days written notice to the audited party; provided that not more than one (1) audit is conducted every twelve (12) months during each calendar year; and, provided further, that such audit shall not interfere with the audited party’s normal operations, and in no event shall such audit last for more than thirty (30) consecutive days. The auditing party shall solely bear the cost of any such audit; provided, however, that (1) with respect to any audit by Univision, if such audit reveals an underpayment by Televisa to Univision of any amounts of Gross Receipts received by Televisa (it being understood that Televisa may not have received any Gross Receipts), then Televisa shall promptly pay to Univision such underpayment and, if such underpayment equals or exceeds the greater of five percent (5%) of the amounts owed or $50,000, shall also bear the cost of such audit, and (2) with respect to any audit by Televisa, if such audit reveals an underpayment to Televisa of any Sales Agency Fees or Sales Agency Expense reimbursements, then Univision shall immediately pay to Televisa such underpayment and, if such underpayment equals or exceeds the greater of five percent (5%) of the amounts owed or $50,000, shall also bear the cost of such audit.

15. Trademarks. Univision grants to Televisa, during the Sales Agency Term, a non-exclusive license to use the trademark “Univision” and other marks, names and logos used by Univision (the “Univision Marks”) during the Sales Agency Term in connection with the provision of Sales Agency Services. Univision shall promptly after the execution of this Agreement provide to Televisa its “style guide” and any additional specifications with respect to the use of the Univision Marks by Televisa, and any use of the Univision Marks that does not deviate (other than in immaterial respects) from such specifications shall not require Univision’s review or approval, but any use that does so deviate will be subject to Univision’s prior review and written approval, which approval shall not be unreasonably withheld. Televisa’s use of the Univision Marks will inure solely to the benefit of Univision. Televisa acknowledges that, as between Univision and Televisa, the Univision Marks are and shall remain the exclusive property of Univision or its Affiliates. Televisa shall have no right and shall acquire no proprietary rights to the Univision Marks by virtue of this Agreement.

16. Univision Representations/Warranties. Univision hereby represents and warrants that it is free to enter into and perform this Agreement to grant to Televisa all rights necessary to provide the Sales Agency Services (including use of the Univision Marks), and to have Televisa provide the Sales Agency Services.

17. Televisa Representations/Warranties. Televisa hereby represents and warrants that it is free to enter into and perform this Agreement and to furnish the Sales Agency Services.

18. Indemnification.

a. Other than with respect to matters that are subject to Univision’s indemnification obligations hereunder, Televisa hereby agrees to defend, indemnify and hold harmless Univision and its directors, officers, employees, agents, shareholders, partners, Affiliates, successors and assignees from and against any and all claims, liabilities, damages, law suits, judgments, settlements, expenses, losses, and costs (including without limitation reasonable outside attorneys’ fees) (collectively, “Losses”) solely in respect of or in connection with any Third Party Claims arising out of, or resulting from, (a) any breach or failure or alleged breach or failure of any agreement, warranty, or representation made by Televisa hereunder or (b) Televisa’s willful misconduct or negligence in the rendition of the Sales Agency Services in accordance herewith; provided, that the foregoing indemnification rights shall not be available to the extent that any such Losses arise on account of Univision’s breach or failure or alleged breach or failure of any agreement, warranty, or representation made by Univision hereunder (including for the avoidance of doubt with respect to Losses arising out of Univision Content or Univision Marks, in each case, infringing or violating the rights of any person). Except with respect to any breach of Section 6(f), Televisa’s liability for indemnification under this Section 18 shall not in any event exceed the aggregate Sales Agency Fees paid to Televisa within the immediately preceding thirty (30) months. For the avoidance of doubt and notwithstanding anything to the contrary herein, Televisa shall have no indemnification obligations with respect to any actions or failure to act by any existing or potential Territorial Licensee under any License Agreement.

b. Other than with respect to matters that are subject to Televisa’s indemnification obligations hereunder, Univision hereby agrees to defend, indemnify and hold harmless Televisa and its directors, officers, employees, agents, shareholders, partners, Affiliates, successors and assignees from and against any and all Losses solely in respect of or in connection with any Third Party Claims arising out of, or resulting from, (1) the development, production, distribution or other exploitation of the Specified Univision Content or Univision Marks, or (2) any breach or failure or alleged breach or failure of any agreement, warranty, or representation made by Univision hereunder; provided, that the foregoing indemnification rights shall not be available to the extent that any such Losses arise on account of Televisa’s breach or failure or alleged breach or failure of any agreement, warranty, or representation made by Televisa hereunder.

c. A “Third-Party Claim” means any claim brought by a Person other than Univision or Televisa or any of their respective Affiliates. Any Losses with respect to Sections 18.a. or 18.b. shall be reduced by: (a) the amount of any net tax benefit ultimately accruing to the party seeking indemnification (the “Indemnitee”) for such Losses hereunder on account of such party’s payment of any amounts in connection with such Loss; (b) insurance proceeds which such party seeking indemnification has received or will receive in connection with such Losses; and (c) any recovery from third parties in connection with such Losses; provided, however, that the party from which indemnification is sought (the “Indemnitor”) shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if the Indemnitee provides the Indemnitor with an undertaking to reimburse the Indemnitor for the amount of any such benefit or claim ultimately received; and provided, further, that the Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent the Indemnitee is subrogated (in form and substance satisfactory to the Indemnitor) to such Indemnitee’s claims in respect of such insurance or third parties.

d. The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an “Indemnification Notice”) with respect to any claim for indemnification shall be given by the Indemnitee to the Indemnitor within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of validity of such claim. The Indemnitor shall have the right, upon written notice to Indemnitee within ninety (90) days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor’s expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select one separate counsel to participate in the defense of such action on its behalf, at the Indemnitor’s expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee’s control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

19. Early Termination Following Change of Control. Univision shall have the right to terminate this Agreement, upon written to notice to Televisa, following a Change of Control (as defined in the Investment Agreement). If Univision delivers such a termination notice to Televisa in accordance with the immediately preceding sentence, this Agreement shall terminate one (1) year following delivery of such termination notice; provided, however, that in the event of such termination, Televisa will be entitled to receive, for the remainder of the then- current term of any applicable License Agreement, Sales Agency Fees, Sales Agency Expenses and any other amounts due and payable to Televisa, in each case, relating to License Agreements executed by Televisa in accordance with this Agreement prior to such termination, and the provisions of this Agreement shall survive with respect to such License Agreements.

20. Force Majeure. In the event that Univision’s ability to deliver any Specified Univision Content or Televisa’s ability to perform the Sales Agency Services is materially interfered with or delayed by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a “Force Majeure Event”), neither Univision nor Televisa shall be liable for any Losses whatsoever arising out of any such interruption of service or delay or failure to deliver or perform under this Agreement, and the applicable Activation Notice may be suspended by either party for a period not to exceed sixty (60) days. Each party shall promptly notify the other in writing of any such Force Majeure Event, the expected duration thereof, and its anticipated effect on the party affected, and make reasonable efforts to remedy any such event, except that neither party shall be under any obligation to settle a labor dispute. If the Force Majeure event materially interferes with or delays performance by one party for more than sixty (60) days, the other party may terminate the affected Activation Notice by delivering written notice to the affected party. If the Force Majeure Event materially interferes with or delays performance by one party for more than twelve (12) months with respect to a substantial portion of Specified Univision Content in the aggregate authorized under Activation Notices, the other party may terminate this Agreement with respect to the Specified Univision Content in the affected portion of the Sales Agency Territory by delivering written notice to the affected party. In the event of termination, Univision will assume responsibility for the servicing of any License Agreements previously entered into by Televisa in accordance with this Agreement (including the right to directly collect any payments owed by licensees) and Televisa will cooperate in good faith with the transition of such accounts to Univision. In the event of such termination, Televisa will be entitled to receive, for the remainder of the then-current term of any applicable License Agreement, Sales Agency Fees, Sales Agency Expenses and any other amounts due and payable to Televisa, in each case, relating to License Agreements executed by Televisa in accordance with this Agreement prior to such termination, and the provisions of this Agreement shall survive with respect to such License Agreements.

21. Confidentiality. The terms of this Agreement shall be confidential and not revealed to any third party except to the respective party’s attorneys, bankers, accountants and representatives (each of whom shall observe confidentiality), or as required by law, stock exchange regulation or judicial, regulatory or administrative process or order. In addition, all confidential information relating to Univision or the exploitation of the Specified Univision Content to which Televisa or any of its employees is given access or which is otherwise made available to Televisa or any of its employees by Univision in the course of its engagement hereunder in connection therewith (including without limitation the terms of all agreements (including License Agreements) to which it or any of its employees may have access or which may be solicited or developed during the course of its engagement hereunder in connection therewith) is deemed confidential and shall be the sole and exclusive property of Univision. Further, Televisa agrees that all such confidential information shall be used by it and its employees solely as required to perform the Sales Agency Services and otherwise perform the services contemplated hereunder or as otherwise approved in advance by Univision in connection with Televisa’s engagement hereunder and not for any other business or personal purpose, and shall not be given, lent, made available or otherwise divulged or communicated in any way to any person, entity or corporation without Univision’s express written consent, and shall be immediately returned to Univision upon Univision’s request. The provisions hereof shall apply mutatis mutandis to Univision for the benefit of Televisa with respect to confidential information relating to or developed by Televisa (including with respect to Televisa’s provision of the Sales Agency Services). The confidentiality and other restrictions set forth in this Section 21 shall not apply to information that is previously known to or in possession of the other party and not otherwise subject to a requirement to keep confidential, that becomes publicly available by means other than a breach of these confidentiality provisions, that is received from a third party without a duty of confidentiality owed to the other party, or that is required by law, stock exchange regulation or judicial, regulatory or administrative process or order to be disclosed.

22. Dispute Resolution. Any disputes between Univision and Televisa solely regarding Univision’s and Televisa’s contractual audit rights hereunder and not the findings or results of any audit shall be subject, mutatis mutandis, to the Arbitration Procedures set forth in Section 15.1 of the 2011 PLA. All other disputes arising out of or relating to this Agreement shall be subject, mutatis mutandis, to the dispute resolution procedures, jurisdiction, venue and service of process provisions set forth in Sections 15.2, 15.3, 15.5 and 15.6 of the 2011 PLA.

23. Modification. This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver.

24. Waiver of Breach. A waiver by one party of any breach or default by the other party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

25. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (c) by both (i) facsimile and (ii) email or other generally accepted means of electronic transmission, addressed as set forth in Exhibit A or to such other addresses as may be specified by like notice to the other parties.

26. Assignments. Either party may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to a controlled Affiliate able to perform the assignor’s obligations hereunder, and either party may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party’s businesses and assets are pledged or transferred. No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 26 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties. Except as otherwise expressly provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of law or otherwise. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Except with respect to the indemnification rights provided for in Section 18 which shall confer such rights and obligations specified therein to the respective Indemnitors and Indemnitees in accordance therewith, nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

27. Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

28. Further Assurances. Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate or evidence this Agreement including any required filings with the United States Copyright Office.

29. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

30. Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided, that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

31. Headings. The subject headings of the sections and sub-sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the terms and conditions of this Agreement.

32. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be liable to any other party under this Agreement for any special, consequential, punitive or exemplary Losses (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement, whether such claim is based on warranty, contract, indemnity, tort (including negligence or strict liability) or otherwise.

33. Survival. Without limiting the provisions of the final sentences of Sections 19 and 20 hereof, Sections 5(g) (solely with respect to reimbursement of costs and expenses that have not been reimbursed), 8 (with respect to any Sales Agency Fees that are or become due under License Agreements executed by Televisa prior to termination of this Agreement), 9, 10, 11, 14, 18 and 21-33 shall survive any termination or partial termination of this Agreement.

If the foregoing is acceptable, please so indicate by signing in the space provided below.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Andrew W. Hobson
Name:	Andrew W. Hobson
Title:	Senior Executive Vice President

TELEVISA, S.A. de C.V.

By:	/s/ Salvi Rafael Folch Viadero
Name:	Salvi Rafael Folch Viadero
Title:	Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name:	Joaquín Balcárcel Santa Cruz
Title:	Attorney-in-Fact

[Signature Page to the 2011 International Sales Agency Agreement]

ANNEX 1

DEFINITIONS

“2011 MLA” has the meaning set forth in the Recitals.

“2011 PLA” has the meaning set forth in the Recitals.

“Activation Notice” has the meaning set forth in Section 2.a.i.

“Affiliate” of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this Agreement, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliate shall not mean, with respect to Univision, (a) a Network Affiliate, (b) any one of the investor groups, including Grupo Televisa, that owns equity interests in BMPI or any person that controls any one of such investor groups (or any person acquiring, whether by merger, sale or otherwise, all or any portion of such equity interests or the equity interests of any such investor group, or any person that controls such acquiring person), or (c) any person controlled by any of such investor groups (or such acquiring person) other than (i) BMPI, Broadcast Media Partners Holdings, Inc. or Licensee, (ii) any subsidiary of, or other person directly or indirectly controlled by, BMPI, Broadcast Media Partners Holdings, Inc. or Licensee or (iii) any person formed by such investor groups (or such acquiring person) to own a direct or indirect interest in Licensee. Affiliate shall not mean, with respect to any of Televisa S.A. de C.V., Grupo Televisa or GT, (x) any person that controls GT, (y) any person under common control with, but not directly or indirectly controlled by, GT, or (z) Licensee or any of Licensee’s Affiliates.

“Agreed Packaged Arrangement Terms” has the meaning set forth in Section 6.d.i.

“Agreement” has the meaning set forth in the Preamble.

“Approved Form” has the meaning set forth in Section 6.b.

“Audiovisual Content” shall mean all forms of moving images with accompanying sound, including novelas, musicals, variety shows, situation comedies, game shows, children’s shows, news shows, cultural and educational programs, sports programs, sporting events, reality shows, movies, political conventions, election coverage, parades, pageants, fashion shows, “how-to” and other informational programs, interviews, animation and demonstrative content. For the avoidance of doubt, references herein to “Audiovisual Content” shall not include (a) Videogames; or (b) Short Form Commercial Advertising for third party goods and services.

“audited party” has the meaning set forth in Section 14.

“auditing party” has the meaning set forth in Section 14.

“BMPI” means Broadcasting Media Partners, Inc.

“Broadcast” means to transmit, re-transmit, distribute, display, project, perform or otherwise disseminate Audiovisual Content to, or for, reception by any form of viewing, display or other reception device, whether now known or hereafter developed in the future.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Mexico City.

“Cap” has the meaning set forth in Section 9.

“Excluded IPRA Programs” means all “Programs” (as such term is defined in the IPRA) other than the Grandfathered Programs.

“Force Majeure Event” has the meaning set forth in Section 20.

“GPDA” has the meaning set forth in the Recitals.

“Grandfathered Programs” means the programs listed on Exhibit B.

“Gross Receipts” means all amounts actually received by Univision (or by Televisa and then paid to Univision pursuant to Section 6.d.ii) from or on behalf of Territorial Licensees pursuant to License Agreements executed by Televisa that are not required to be returned pursuant to the terms of an applicable License Agreement, subject to the last sentence of Section 5(d) (regarding withholding tax certificates and related benefits).

“Grupo Televisa” means GT and all of the companies it controls, including Televisa, S.A. de C.V.

“GT” means Grupo Televisa, S.A.B.

“Hard Good Home Videogram” means a physical videocassette, cartridge, videodisc (including any laser disk), tape, CD (in any format), Blu-ray, DVD (in any format), or other similar physical format or storage device now known or hereafter devised (a) that is designed to be used in conjunction with a reproduction apparatus which causes an audiovisual program to be visible on the screen of a viewing device (it being understood that the Hard Good Home Videogram cannot itself be the reproduction apparatus or the viewing device); (b) on which a single item of Audiovisual Content or a reasonable (determined based on then prevailing industry standards) collection of Audiovisual Content has been pre-loaded by the applicable manufacturer or distributor; (c) that is encrypted or otherwise secured for copy protection to prevent duplication and/or retransmission by consumers in a manner consistent with then prevailing industry standards; and (d) that is delivered to the consumer by physical means (as opposed to a non-physical form of delivery (e.g., a download or stream)). For the avoidance of doubt, Broadcast by means of a “Hard Good Home Videogram” shall not include video-on-demand, DTO, DTR or any form of digital distribution or other similar form of Broadcast now known or hereafter devised.

“Indemnification Notice” has the meaning set forth in Section 18.d.

“Indemnitee” has the meaning set forth in Section 18.c.

“Indemnitor” has the meaning set forth in Section 18.c.

“Investment Agreement” has the meaning set forth in the Recitals.

“IPRA” has the meaning set forth in the recitals.

“IPRA Amendment” has the meaning set forth in the recitals.

“License Agreement” means a fully-executed, binding agreement between Televisa, acting on behalf of Univision, and one or more third parties, consistent with the Approved Form Agreement and Specifications or otherwise approved in writing by Univision (or by the deemed approval provisions of Section 6), and containing terms and conditions for the exploitation or other distribution of Specified Rights in and to Specified Univision Content.

“Linear Television Channel” has the meaning given to such term in the 2011 PLA.

“Losses” has the meaning set forth in Section 18.a.

“MLA Term” has the meaning given to the term “Term” in the 2011 MLA.

“MVPD” has the meaning given to such term in the 2011 PLA.

“Network Affiliates” means any third party television station, cable operator, satellite operator or any other third party, in each case, that is party to a Network Affiliation Agreement (as defined in the 2011 PLA).

“Non-Exclusive Worldwide Arrangements” has the meaning set forth in Section 7(b).

“Packaged Arrangements” has the meaning set forth in Section 6.c.

“Prime Rate” has the meaning set forth in Section 13.

“Radio” means audio programming, unaccompanied by any moving images, transmitted, re-transmitted, distributed, performed or otherwise disseminated to, or for, reception by any form of listening or other reception device, including by way of satellite or the Internet in a digital format.

“Requested Activation Notice” has the meaning set forth in Section 2.a.ii.

“Requested Specified Rights” has the meaning set forth in Section 2.a.ii.

“Requested Univision Content” has the meaning set forth in Section 2.a.ii.

“Revision Notice” has the meaning set forth in Section 2.b.

“Sales Agency Expenses” has the meaning set forth in Section 9.

“Sales Agency Fee” has the meaning set forth in Section 8.

“Sales Agency Services” has the meaning set forth in Section 5.

“Sales Agency Term” has the meaning set forth in Section 4.

“Sales Agency Territory” has the meaning set forth in Section 3.

“Short Form Commercial Advertising” means advertising spots and commercials, banner advertising, pop up advertising and any similar forms of display advertising, audio advertising, text advertising or additional video advertising or audiovisual advertising or a combination of any of the above, in each case, limited to a maximum duration of two (2) minutes.

“Specifications” has the meaning set forth in Section 6(c).

“Specified Media” means any and all means and media for the Broadcast of Audiovisual Content, whether now known or hereafter devised, excluding (a) Radio; (b) Theatrical Exhibition; (c) Hard Good Home Videograms; and (d) Videogames.

“Specified Rights” has the meaning set forth in Section 2.a.

“Specified Univision Content” has the meaning set forth in Section 2.a.

“Televisa” has the meaning set forth in the preamble.

“Theatrical Exhibition” means, with respect to any feature length motion picture, the commercial Broadcast of such motion picture by means of exhibition in theaters open to the general public on a regularly scheduled basis where a fee is charged for admission to view such motion picture.

“Third-Party Claim” has the meaning set forth in Section 18.c.

“Territorial Licensee” means a third party that is not an Affiliate of either Televisa or Univision and is a party under a License Agreement.

“Univision” has the meaning set forth in the preamble.

“Univision Content” means Audiovisual Content originally produced in the Spanish language or with Spanish subtitles for which Univision or its Affiliates own or control Broadcast rights in the Specified Media during the Sales Agency Term in the Sales Agency Territory; provided, that until the Venevision Rights Termination Date, Univision Content shall not include (a) any Grandfathered Programs for the Venevision Territory; and (ii) any Excluded IPRA Programs.

“Univision Marks” has the meaning set forth in Section 15.

“Venevision” has the meaning set forth in the recitals.

“Venevision Agreements” has the meaning set forth in the recitals.

“Venevision PLA” has the meaning set forth in the recitals.

“Venevision Rights Termination Date” means the date on which Venevision’s rights under the IPRA terminate (but in no event later than December 19, 2017).

“Venevision Territory” means Venezuela, Argentina, Brazil, Canada, Costa Rica, Dominican Republic, Guatemala, Nicaragua, Paraguay, Peru, the entire continent of Africa and the entire continent of Asia (or such other territories as may be adjusted with the consent of Univision pursuant to the terms of the GPDA).

“Videogames” means games which include computer generated images and/or sound, electronic games and any other interactive games (including massive multi-player virtual universe online games or other multi-player or online games, whether subscription based or otherwise) created for any existing or future platforms, where the user(s) or viewer(s) is (are) given interactive control over the images displayed on-screen or any other types of games that may now exist or hereafter be devised which include computer generated images and/or sound.

EXHIBIT A

NOTICES

If to Televisa:

Televisa, S.A. de C.V.

Av. Vasco de Quiroga, 2000

Edificio A, Piso 4

Col. Zedec Santa Fe

01210 Mexico, Distrito Federal

Attn: Salvi Folch / Joaquín Balcárcel

Facsimile No.: (52)55.261.25.46

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10018

United States of America

Attn: Herbert M. Wachtell, Esq.

Joshua R. Cammaker, Esq.

Facsimile No.: 212-403-2000

If to Univision:

Univision Communications, Inc.

5999 Center Drive

Los Angeles, California 90045

Attn: Phyllis Verdugo

Facsimile No.: (310) 348-3677

With a copy to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, California 90067

Attn: Steven L. Grossman, Esq.

Christopher D. Brearton, Esq.

Facsimile No.: (310) 246-6727

EXHIBIT B

GRANDFATHERED PROGRAMS

•	Replacement Programs as defined under the IPRA

•	Existing Programs as defined under the IPRA:

Noticiero Univision

Noticiero Univision Edición Nocturna

Cristina

Cristina Edición Especial

Primer Impacto

Primer Impacto Edición Nocturna

Primer Impacto Extra

Fuera De Serie

Lente Loco

Lo Mejor de Lente Loco

Onda Max

Caliente

Control

De Buen Humor con Sábado Gigante

Amor Gigante

Sábado Gigante

La Santa Misa

Temas Y Debates

Domingo Deportivo (Excluding U.S. Rights Only Events)

Futbol MLS (Excluding U.S. Rights Only Events)

Titulares Deportivos

Camino A La Copa (Excluding U.S. Rights Only Events)

Boxeo Estelar

•	Designated Specials as defined under the IPRA:

Aquí y Ahora

Calle Ocho

Cuentamelo

Desfile De Las Rosas

Desfile De Navidad-Disney

Desfile De Pascuas-Disney

El Reventón En El Astrodome

Feliz Año Nuevo

L.A. Fiesta Broadway

Noche De Carnaval

Noticiero Univision Presenta

Nuestra Belleza Internacional

Las Bellas y La Bestia

Premio Lo Nuestro